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                                                                     EXHIBIT 8.1


                   [PRAGER, METZGER & KROEMER PLLC LETTERHEAD]

                                February 28, 2000

Tarragon Realty Investors, Inc.
280 Park Avenue
East Building, 20th Floor
New York, New York 10017

         RE:      TAX OPINION - Tarragon Realty Investors, Inc.
                  - Up to 2,000,000 shares of 10% Cumulative
                  Preferred Stock, par value $0.01 per share

Ladies and Gentlemen:

         We have acted as counsel for Tarragon Realty Investors, Inc., a Nevada corporation (the "Company" or "Tarragon") in connection with the preparation by the Company of a Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering an offer by the Company to exchange up to an aggregate of 2,000,000 shares of 10% Cumulative Preferred Stock, for up to 2,000,000 shares of Common Stock of the Company, pursuant to the "Exchange Offer" described in the Registration Statement.

         As counsel rendering the opinions hereinafter expressed, we have been furnished with and examined the originals or copies certified or otherwise identified to our satisfaction of the following documents and have made no independent verification of the factual matters set forth in such documents:

         1.       Articles of Incorporation of the Company;

         2.       Form of Certificate of Designation of
                  Preferences and Relative Participating or
                  Optional or Other Special Rights and
                  Qualifications, Limitations or Restrictions thereof of 10% Cumulative Preferred Stock of
                  Tarragon Realty Investors, Inc.;

         3.       Bylaws of the Company;


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Tarragon Realty Investors, Inc.
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         4.       Officer's Certificate dated February 28, 2000,
                  certifying to the matters stated therein;

         5. The Registration Statement and any and all exhibits thereto; and

         6.       Such other documents as we have deemed
                  necessary for the expression of the opinions contained herein.

         In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to the various questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of directors, officers or employees or other authorized representatives of the Company, public officials and others without independent check or verification of their accuracy.

         Based upon the foregoing assuming that the Certificate is filed with the Secretary of State of Nevada as a certificate amendatory to the Articles of Incorporation of the Company, and having due regard for such legal considerations as we have deemed relevant, we are of the opinion that:

                  1. For federal income tax purposes, assuming the holder is a "United States Person" (as that phrase is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended [the "Code"]), an exchange made pursuant to the Exchange Offer will be a taxable transaction and a United States Person (a "U.S. Holder") shall recognize gain or loss equal to the difference between (a) the sum of the fair market value of Tarragon 10% Cumulative Preferred Stock and any cash received, and (b) the U.S. Holder's basis in the shares of Tarragon Common Stock exchanged. For the purposes of the preceding sentence, the "fair market value" of the 10% Cumulative Preferred Stock will be


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Tarragon Realty Investors, Inc.
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         determined as of the "Expiration Time" of the Exchange Offer. Such gain or loss will be capital gain or loss, assuming the shares of Tarragon Common Stock were held as a capital asset. The gain or loss must be determined separately for each block of Tarragon Common Stock (i.e., shares acquired at the same cost in a single transaction) that is exchanged. Each share of 10% Cumulative Preferred Stock received pursuant to the Exchange Offer will have a basis equal to its fair market value at the Expiration Time, and the holding period for such shares for tax purposes will begin on the day following the Expiration Time.

                  2. It is possible that if a U.S. Holder owns a significant number of shares of Tarragon Common Stock acquired at different times in the past and exchanges some (but not all) of those shares pursuant to the Exchange Offer, such U.S. Holder could be treated as having received ordinary income in the Exchange Offer equal to the sum of the fair market value of the 10% Cumulative Preferred Stock and cash received pursuant to the Exchange Offer, and no loss would be recognized by such U.S. Holder. U.S. Holders who intend to exchange some (but not all) of their shares of Common Stock pursuant to the Exchange Offer should consult their own tax advisors as to the possibility of recognizing ordinary income on the Exchange Offer and the particular consequences thereof.

                  3. If a U.S. Holder sells or otherwise disposes of shares of Tarragon Common Stock (instead of tendering pursuant to the Exchange Offer) or sells the shares of 10% Cumulative Preferred Stock received in exchange, including a distribution treated as a gain from the disposition of those shares of Tarragon Common Stock, such U.S. Holder will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized upon the sale or other disposition and the U.S. Holder's tax basis, determined in U.S. dollars, in the shares of Tarragon Common Stock. Generally, this gain or


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Tarragon Realty Investors, Inc.
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         loss will be capital gain or loss, will be long-term capital gain or loss if the holding period for the shares of Tarragon Common Stock exceeds one year on the date of other disposition. If the U.S. Holder is an individual, this long-term capital gain will be subject to United States federal income tax at a maximum rate of 20%.

                  4. The information reporting requirements apply to dividend payments or other taxable distributions on shares, including shares of 10% Cumulative Preferred Stock if the payments are made within the United States and to a non-corporate U.S. Holder and the "back-up withholding" at the rate of 31% will apply to these payments if (a) the Holder fails to provide an accurate taxpayer identification number in the manner required by the Code and applicable Treasury Regulations, or
         (b) the Internal Revenue Service ("IRS") has notified such Holder that such Holder failed to report all interest or dividends required to be shown on such Holder's United States federal income tax returns; or (c) such Holder failed to comply with applicable certification requirements. If the Holder is a corporation or a person who is not a U.S. Holder, such Holder may be required to establish an exemption from the information reporting and back-up withholding by certifying as to status on Internal Revenue Service Forms W-8 or W-9.

         The foregoing opinions do not address aspects of U.S. federal income tax that may apply to Holders who are subject to special tax rules, including insurance companies, tax-exempt organizations, financing institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, foreign persons, persons who acquired shares of Tarragon Common Stock pursuant to an exercise of employee stock options or rights or otherwise as compensation, or persons who hold shares of Tarragon Common Stock as part of a straddle conversion transaction or constructive sale. In addition, the foregoing opinions do not address state, local or foreign tax consequences of the Exchange Offer.



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Tarragon Realty Investors, Inc.
February 28, 2000
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         The opinions expressed herein are based upon our interpretation of current law, including existing final and temporary regulations which may be subject to change, both prospectively and retroactively, upon existing court authority and upon the facts and assumptions set forth herein.

         The members of this firm are admitted to practice only in the State of Texas and are not licensed to practice law in the State of Nevada. Our opinions expressed herein may address certain matters of Nevada law. With respect to opinions involving or based upon the interpretation of the laws of the State of Nevada, we have relied upon, and our opinion is subject to, the limitations and assumptions set forth in the opinion of Lewis and Roca LLP dated February 28, 2000, and addressed to the Company and our firm upon which we are authorized to rely (and which will be filed as Exhibit 5.2 to the Registration Statement). We have made no independent examination of the laws of the State of Nevada.

         This opinion has been furnished to the Company at its request, is rendered solely for its use and may not be relied upon by any other person or for any other purpose without our prior written consent and is rendered as of the date hereof. We do not undertake, and hereby disclaim any obligation to advise anyone of any changes in or new developments which might affect any matters or opinions set forth herein. No member of this firm is an officer or director of the Company.

         Our opinions set forth above are based on the assumption that the matter, if litigated, will be properly presented to the applicable court. Further, our opinions are not binding upon the Internal Revenue Service or a court and we must advise that our opinion represents merely our best legal judgment on the matters presented, but others may disagree with our conclusions. There can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated. In the event any one of the statements, representations or assumptions upon which we have relied to issue these opinions is incorrect, our opinion might be adversely affected and may not be relied upon.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and the references to


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Tarragon Realty Investors, Inc.
February 28, 2000
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this firm under the captions "Tax Considerations" and "Legal Matters" in the
Prospectus forming a part of such Registration Statement. In giving this consent, we do not thereby admit that we come into the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        PRAGER, METZGER & KROEMER PLLC



                                        By: /s/ Steven C. Metzger
                                            ------------------------------------
                                            Steven C. Metzger, Manager

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